Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated June 21, 2017

Registration No. 333-218881

GM FINANCIAL LAUNCHES RETAIL TERM NOTES PROGRAM

FORT WORTH, TEXAS – August 11, 2017 –GENERAL MOTORS FINANCIAL COMPANY, INC. (“GM Financial”) today announced the launch of GM Financial Term Notes, a program targeted to retail investors that offers medium-term notes through broker-dealers and registered investment advisers. The notes will be issued on a periodic basis, beginning in the third quarter of 2017.

GM Financial Term Notes will be issued at par value, at competitive market-based rates. Maturities will range from nine months to 30 years. Unless otherwise stated, the notes will contain a “survivor’s option” feature providing for repayment prior to maturity in the event of the beneficial owner’s death, and issuances will have a minimum investment of $1,000. The specific terms of each series of notes will be set prior to the time of sale and will be described in a publically available pricing supplement.

Incapital LLC will serve as purchasing agent for the program and oversee distribution of GM Financial Term Notes. Information on the program can be found at gmfinancial.com/termnotes and incapital.com.

GM Financial has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GM Financial or the purchasing agent will arrange to send you the prospectus if you request it by calling toll-free 1-800-289-6689 or by emailing investors@gmfinancial.com.

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About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. For more information, visit gmfinancial.com.

GM Financial Contact

Stephen Jones

Vice President, Investor Relations

(817) 302-7119

investors@gmfinancial.com